EXHIBIT 3.1(h)

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

DRYCLEAN USA, INC.

It is hereby certified that:

1.      The name of the corporation (hereinafter called the “Corporation”) is DRYCLEAN USA, INC.

2.      The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST:	The name of this corporation is: EnviroStar, Inc.”

3.      The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.      The effective time of the amendment herein certified shall be December 1, 2009.

Signed on November 13, 2009.

/s/ Michael S. Steiner
Michael S. Steiner, President